Exhibit 5.1

One Atlantic Center
1201 West Peachtree Street
Atlanta, GA 30309-3424

404-881-7000 | Fax: 404-881-7777

September 24, 2019

MetroCity Bankshares, Inc.

5114 Buford Highway,

Doraville, Georgia 30340

Re:	MetroCity Bankshares, Inc. - Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for MetroCity Bankshares, Inc., a Georgia corporation (the “Company”), in connection with the filing with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-1 (Registration File No. 333-233625) (the “Registration Statement”) relating to an initial public offering (the “Offering”) of 1,939,000 shares of the Company’s common stock, par value $0.01 per share, of which up to 1,290,850 shares are being offered by the Company (which includes 290,850 shares subject to the underwriters’ option to purchase additional shares) (the “Company Shares”) and up to 939,000 shares are being offered by the selling stockholders referred to in the Registration Statement (the “Selling Stockholder Shares” and, together with the Company Shares, the “Shares”).

We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to that certain underwriting agreement to be entered into by and among Keefe, Bruyette & Woods, Inc., as representative of the several underwriters (the “Underwriters”) named in Schedule I thereto, the selling stockholders of the Company named in Schedule II thereto, the Company and MetroCity Bank (the “Underwriting Agreement”).

In rendering the opinion expressed below, we have (a) examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Company and such other instruments and certificates of public officials, officers and representatives of the Company and others as we have deemed necessary or appropriate for the purposes of such opinion, (b) examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and others delivered to us and (c) made such investigations of law as we have deemed necessary or appropriate as a basis for such opinion. In rendering the opinion expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies and (iv) the legal capacity of all natural persons executing documents.

Based upon and subject to the foregoing and the additional qualifications set forth below, we are of the opinion that (1) the Company Shares, when issued, sold and delivered to the Underwriters and paid for by the Underwriters as contemplated by the Registration Statement and the Underwriting Agreement, will be legally issued, fully paid and non-assessable and (2) the Selling Stockholder Shares are validly issued, fully paid and nonassessable.

This opinion is based on the laws of the State of Georgia, as currently in effect. We do not express any opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus that is a part of the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission promulgated thereunder.

By:	/s/ Alston & Bird LLP
Alston & Bird LLP